Exhibit 4.3

JOINDER TO
PREFERRED SECURITIES GUARANTEE AGREEMENT

This JOINDER TO PREFERRED SECURITIES GUARANTEE AGREEMENT (this “Joinder”) is executed as of May 15, 2014 by UNITED CONTINENTAL HOLDINGS, INC., a Delaware corporation (“UAL”), for the benefit of the Holders (as defined below) from time to time of the 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES)SM issued by Continental Airlines Finance Trust II (the “Preferred Securities”).

WHEREAS, United Airlines, Inc. (formerly known as Continental Airlines, Inc.) (the “Company”) and Wilmington Trust Company, as trustee (“Guarantee Trustee”) are parties to that certain Preferred Securities Guarantee Agreement dated as of November 10, 2000 (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified or renewed or replaced from time to time, the “Preferred Securities Guarantee Agreement”), in which the Company agreed, to the extent set forth therein, to pay on a subordinated basis to the Holders the Guarantee Payments and to make certain other payments on the terms and conditions set forth therein.  Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Preferred Securities Guarantee Agreement;

WHEREAS, Continental Airlines Finance Trust II is a wholly owned subsidiary of the Company; and the Company is a direct, wholly owned subsidiary of UAL;

WHEREAS, UAL wishes to become a co-guarantor under the Preferred Securities Guarantee Agreement and agree to pay in full on a subordinated basis to the Holders the Guarantee Payments (as defined below) as set forth below;

WHEREAS, the Company has requested the Trustee, and the Trustee is willing, to join with the Company and UAL in the execution and delivery of this Joinder;

WHEREAS, Section 9.02 of the Preferred Securities Guarantee Agreement provides that the Preferred Securities Guarantee Agreement may be amended without the consent of Holders to make changes thereto that do not materially adversely affect the rights of Holders; and

WHEREAS, each of the Company and UAL has duly authorized the execution and delivery of this Joinder, and all things necessary have been done to make the agreements of UAL contained herein the valid obligations of UAL, and to make this Joinder a valid agreement of the Company and UAL, in accordance with their respective terms;

NOW THEREFORE:

UAL hereby agrees to become a co-guarantor under the Preferred Securities Guarantee Agreement and agrees irrevocably and unconditionally to pay in full on a subordinated basis to the Holders the Guarantee Payments to the same extent, and subject to the same limitations, as the Company agrees to do so under Article V of the Preferred Securities Guarantee Agreement (without duplication of amounts theretofore paid by or on behalf of the Company).  In addition, UAL hereby agrees to undertake and assume the same obligations to which the Company is bound in the Preferred Securities Guarantee Agreement, to the same extent as if UAL were the “Guarantor” named therein; provided that the obligation in Section 5.09 thereof to issue and deliver Class B Common Stock upon the conversion of the Preferred Securities shall be an obligation to issue common stock of UAL, subject to adjustment as provided in the Indenture.  Nothing herein shall detract from the obligations of the Company under the Preferred Securities Guarantee Agreement, which shall continue in full force and effect.

The Guarantee Trustee hereby accepts UAL as a co-guarantor under the Preferred Securities Guarantee Agreement and accepts the undertakings and agreements of UAL made herein.

Except as expressly supplemented hereby, the Preferred Securities Guarantee Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.  As used in the Preferred Securities Guarantee Agreement, the term “this Guarantee”, “herein”, “hereafter”, “hereto”, “hereof” and words of similar import, shall, unless the context otherwise requires, mean the Preferred Securities Guarantee Agreement as supplemented by this Joinder.

This Joinder shall be construed as supplemental to the Preferred Securities Guarantee Agreement and shall form a part thereof, and the Preferred Securities Guarantee Agreement and all documents contemplated thereby, are each confirmed and ratified by each of the Company and UAL.

The execution of this Joinder is not intended by the parties to derogate from, or extinguish, any of the rights or remedies of Wilmington Trust Company under the Preferred Securities Guarantee Agreement and/or any agreement, amendment or supplement thereto or any other instrument executed by the Company or UAL.

THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES.

This Joinder may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original for all purposes, but all such counterparts taken together shall constitute but one and the same instrument.  Any signature delivered by a party by facsimile or .pdf electronic transmission shall be deemed to be an original signature hereto.

IN WITNESS WHEREOF, the undersigned have caused this Joinder to be executed and delivered by its duly authorized officer as of the date first above written.

UNITED CONTINENTAL HOLDINGS, INC.

By:	/s/ Gerald Laderman
Name: Gerald Laderman
Title: Senior Vice President Finance, Procurement & Treasurer

Agreed to and Accepted By:

UNITED AIRLINES, INC.

By:	/s/ Gerald Laderman
Name: Gerald Laderman
Title: Senior Vice President Finance, Procurement & Treasurer

WILMINGTON TRUST COMPANY, AS TRUSTEE

By:	/s/ Chad May
Name: Chad May
Title: Assistant Vice President

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